EXHIBIT 35.5

SERVICER COMPLIANCE STATEMENT

American Express Bank, FSB

American Express Issuance Trust

Reporting Period January 1, 2012 to December 31, 2012

The undersigned, a duly authorized officer of American Express Bank, FSB (“AEFSB”), a wholly owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Amended and Restated Supplemental Servicing Agreement, dated as of March 30, 2010, among TRS, AEFSB, American Express Centurion Bank, and American Express Receivables Financing Corporation V LLC (the “Agreement’’), does hereby certify that:

1. AEFSB performs certain servicing procedures on behalf of TRS under the Agreement.

2. The undersigned is duly authorized to execute and deliver this Certificate.

3. A review of AEFSB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4. To the best of my knowledge, based on such review, AEFSB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 20th day of March, 2013.

AMERICAN EXPRESS BANK, FSB

By:	/s/ Denise D. Roberts
Name:	Denise D. Roberts
Title:	Chief Financial Officer

By:	/s/ Paul A. Thompson
Name:	Paul A. Thompson
Title:	Vice President – Controller, US Banking